                                                 HEI Exhibit 12(a) (page 1 of 2)

                      Hawaiian Electric Industries, Inc.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           Years ended December 31, 1994, 1993, 1992, 1991 and 1990



                                             1994                       1993                        1992
                                    ---------------------      ----------------------       ---------------------
(dollars in thousands)              (1)           (2)           (1)           (2)           (1)           (2)
-----------------------------------------------------------------------------------------------------------------

FIXED CHARGES
Total interest charges
  The Company (3)                   $82,306      $158,815       $68,254      $145,905       $67,559      $161,756
  Proportionate share of fifty-
    percent-owned persons               539           539           564           564         1,051         1,051
Interest component of rentals         3,819         3,819         3,944         3,944         3,254         3,254
Pre-tax preferred stock dividend
  requirements of subsidiaries       11,899        11,899        11,018        11,018         9,606         9,606
                                    -------      --------      --------      --------      --------      --------

TOTAL FIXED CHARGES               $  98,563      $175,072      $ 83,780      $161,431       $81,470      $175,667
                                    =======      ========      ========      ========      ========      ========

EARNINGS
Pre-tax income from continuing
  operations                       $126,049      $126,049      $108,770      $108,770     $  91,244     $  91,244
Undistributed earnings from less
  than fifty-percent-owned person     --            --             --           --             (244)         (244)
Fixed charges, as shown              98,563       175,072        83,780       161,431        81,470       175,667
Interest capitalized
  The Company                        (4,924)       (4,924)       (3,881)       (3,881)       (2,104)       (2,104)
  Proportionate share of fifty-
  percent-owned persons                (539)         (539)         (408)         (408)         (803)         (803)
                                    -------      --------      --------      --------      --------      --------
EARNINGS AVAILABE FOR FIXED
  CHARGES                          $219,149      $295,658      $188,261      $265,912      $169,563      $263,760
                                    =======      ========      ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED
CHARGES                                2.22          1.69          2.25          1.65          2.08          1.50
                                    =======      ========      ========      ========      ========      ========


(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statements of income.

                                                 HEI Exhibit 12(a) (page 2 of 2)

                       Hawaiian Electric Industries, Inc.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      Years ended December 31, 1994, 1993, 1992, 1991 and 1990--Continued



                                                   1991                    1990
                                        -----------------------------------------------
(dollars in thousands)                           (1)         (2)         (1)         (2)
---------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges
  The Company (3)                          $ 69,957    $168,691    $ 76,897    $162,753
  Proportionate share of
   fifty-percent-owned persons                1,875       1,875         406         406
Interest component of rentals                 2,231       2,231       2,197       2,197
Pre-tax preferred stock dividend
 requirements of subsidiaries                10,449      10,449      11,450      11,450
                                           --------    --------    --------    --------
TOTAL FIXED CHARGES                        $ 84,512    $183,246    $ 90,950    $176,806
                                           ========    ========    ========    ========

EARNINGS
Pre-tax income from continuing
 operations                                $ 87,953    $ 87,953    $ 74,088    $ 74,088
Undistributed earnings from less than
 fifty-percent-owned person                    (278)       (278)          7           7
Fixed charges, as shown                      84,512     183,246      90,950     176,806
Interest capitalized
  The Company                                (1,945)     (1,945)     (4,360)     (4,360)
  Proportionate share of
   fifty-percent-owned persons               (1,875)     (1,875)       (406)       (406)
                                           --------    --------    --------    --------

EARNINGS AVAILABLE FOR FIXED CHARGES       $168,367    $267,101    $160,279    $246,135
                                           ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES             1.99        1.46        1.76        1.39
                                           ========    ========    ========    ========


(1) Excluding interest on ASB deposits.

(2) Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statements of income.

                                       74